                                                   ---------------------------
                                                         OMB APPROVAL
                                                   ---------------------------
                                                   OMB NUMBER:       3235-0145
                                                   EXPIRES:    AUGUST 31, 1991
                                                   ESTIMATED AVERAGE BURDEN
                                                   HOURS PER RESPONSE....14.90
                                                   ---------------------------

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 1 )*

                               Railamerica Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   75075310
                   -----------------------------------------
                               (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 75075310                        13G                  Page 2 of 3 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Luther King Capital Management Corporation      I.R.S. Identification No.
      301 Commerce, Suite 1600                        #75-0163033
      Fort Worth, TX 76102

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
      Shares are owned in accounts for the benefit of        (b) /X/
      children of certain Luther King Capital Management employees and certain Luther King Capital Management employees.

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Fort Worth, Texas

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     1,015,000 Luther King Capital Management
          NUMBER OF                  12,500 Bryan King
                                     12,500 Bryan & Mason King
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER
                                     1,015,000 Luther King Capital Management
          REPORTING                  12,500 Bryan King
                                     12,500 Bryan & Mason King
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH


-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,040,000

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            11.8%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
            IA


--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 3 pages

                                 CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                                    February 11, 1998
                                                  ---------------------
                                                           Date



                                                     /s/ LUTHER KING
                                                  ---------------------
                                                        Signature



                                                  Luther King/President
                                                  ---------------------
                                                        Name/Title